Exhibit 15.3

29 April, 2016

Matter No.:822538

Doc Ref: AC/al/102536803v2

+852 2842 9531

Anna.Chong@conyersdill.com

The Directors

10/F, Building B

United Mansion

No. 2 Zijinghua Road

Hangzhou

Zhejiang 310013

People’s Republic of China

Dear Sirs,

Re: Sky-mobi Limited (the “Company”)

We refer to the annual report of the Company for the period for the fiscal year ended 31 December, 2015 on Form 20-F filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 on or about 29 April, 2015 (the “Form 20-F”).

We consent to the filing of this letter as an exhibit to the annual report of the Company on Form 20-F with the U.S. Securities Exchange Commission (the “Commission”) and to the inclusion therein of the reference to our name in the Form 20-F in the form and context in which they appear.

In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act of 1933 or that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman